EXHIBIT 21.1

LIST OF SUBSIDIARIES.

The following are subsidiaries of Spark Networks, Inc.:

Spark Networks Limited [England]

LOV USA, LLC [Delaware, USA]

The following are subsidiaries of Spark Networks Limited:

Spark Networks USA, LLC [Delaware, USA]

Spark Networks (Israel) Limited [Israel]

JDate Limited [England]

VAP AG [Germany]

The following are subsidiaries of LOV USA, LLC:

HurryDate, LLC [Delaware, USA]

MingleMatch, Inc. [Utah, USA]

Kizmeet, Inc. [California, USA]

Reseaux Spark Canada Ltd. [Quebec, Canada]

Spark Socialnet, Inc. [Delaware, USA]

SN Events, Inc. [Delaware, USA]

SN Holdco, LLC [Delaware, USA]